Exhibit 3.6

                     ARTICLES OF AMENDMENT TO
                   ARTICLES OF INCORPORATION OF
           NATURAL GAS TECHNOLOGIES, INC. BY DIRECTORS

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned directors adopt the following Articles of Amendment to the Articles of Incorporation of Natural Gas Technologies, Inc.

                           ARTICLE ONE

     The name of the corporation is NATURAL GAS TECHNOLOGIES, INC.

                           ARTICLE TWO

     The following amendment to the Articles of Incorporation was adopted by the Board of Directors of the corporation, no shares having been issued, on June 2, 1993.

     The amendment alters Article IV of the original Articles of Incorporation to read as follows;

     The aggregate number of shares which the corporation shall have authority to issue is Ten Million (10,000,000) shares valued at .001 per share. The shares shall be designated as common stock and shall have identical rights and privileges in every respect.

                          ARTICLE THREE

     No shares have been issued by the corporation, and therefore the amendment was adopted by the Board of Directors without a shareholder vote.

                           ARTICLE FOUR

     The foregoing amendment was adopted by a majority of the Board of Directors named in the Articles of Incorporation of the corporation.

     Dated June 2, 1993.


                                          NATURAL GAS TECHNOLOGIES, INC.


                                          By:  /S/ BRENT WAGMAN
                                          Brent Wagman, President